Exhibit 99.1

April 19, 2007

Investors may contact:

Kevin Stitt, Bank of America, 1.704.386.5667

Lee McEntire, Bank of America, 1.704.388.6780

Leyla Pakzad, Bank of America, 1.704.386.2024

Reporters may contact:

Scott Silvestri, Bank of America 1.704.388.9921

scott.silvestri@bankofamerica.com

Bank of America reports first quarter earnings per share rose 8 percent

Solid business momentum continues

Noninterest income up 10%

Loans continue double digit growth

CHARLOTTE — Bank of America Corporation today reported net income rose 5 percent in the first quarter of 2007 to $5.26 billion from $4.99 billion a year earlier. Diluted earnings per share increased 8 percent to $1.16 from $1.07. Return on average common shareholders’ equity was 16.16 percent.

Excluding pretax merger and restructuring charges of $111 million, equal to 1 cent per share, the company earned $5.33 billion, or $1.17 per share, in the first quarter. A year earlier merger and restructuring charges of $98 million also were equal to 1 cent per share.

These improved results were primarily driven by increases in service fee income, investment banking income, mortgage banking income and equity investment gains. The benefits of doing more business with more customers was somewhat offset on the bottom line by the impact of a flat yield curve and normalizing credit costs.

“Bank of America is off to a solid start in 2007 despite a challenging operating environment,” said Kenneth D. Lewis, chairman and chief executive officer. “We demonstrated strong customer momentum across our lines of business; added thousands of net new checking account customers thanks to innovative products like Keep the Change™; generated double-digit loan growth and deepened relationships with business and corporate clients.”

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First Quarter 2007 Highlights (vs. a year earlier)

•	Card Services posted average managed loan growth of $14.48 billion, an 8 percent increase, and added 3 million new accounts in the first quarter.

•

Net new retail checking accounts grew by 487,000 in the first quarter helped by innovative products such as Keep the Change™. Since inception, more than 4 million customers have enrolled in Keep the Change and saved about $400 million.

•

Total sales of retail products rose 6 percent to nearly 12 million units resulting from strong growth in checking, savings, credit card, mortgage, small business and online banking activations. E-commerce sales remain strong, representing 20 percent of total retail product sales. Sales of deposit and credit products through E-commerce increased by 47 percent.

•	Debit card income rose 16 percent to $500 million and purchase volume grew to $43.57 billion.

•	Average loans to small businesses with less than $2.5 million in annual sales increased 30 percent to $14.01 billion.

•	Total first quarter average loans and leases rose 10 percent in Global Corporate and Investment Banking to more than $247 billion.

•	Investment banking fees rose 35 percent, driven by debt underwriting and mergers and acquisitions deal volume.

•

Bank of America began offering $0 Online Equity Trades in late 2006. With the addition of California in the first quarter, the program is now offered nationally. The program helped generate growth in self-directed client brokerage assets, which exceeded $28 billion at March 31, 2007, up 35 percent.

•	Investment and brokerage services in Global Wealth and Investment Management rose 12 percent on strong client asset inflows and record brokerage income.

•

Total assets under management in Global Wealth and Investment Management increased 11 percent to more than $547 billion. On a 3-year assets under management weighted basis, 89 percent of Columbia’s equity mutual funds were in the top 2 performance quartiles compared to their peer group. [1]

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[1]

Results shown are defined by Columbia Management’s calculation of its percentage of assets under management in the top two quartiles of categories based on Morningstar. The category percentile rank was calculated by ranking the three year net return of share classes within the categories. The assets of the number of funds within the top 2 quartile results were added and then divided by Columbia Managements total assets under management. Past performance is no guarantee of future results. The share class earning the ranking may have limited eligibility and may not be available to all investors.

First Quarter 2007 Financial Summary

Revenue

Revenue on a fully taxable-equivalent basis increased 3 percent to $18.42 billion from $17.94 billion in the first quarter of 2006.

Noninterest income rose 10 percent to $9.83 billion from $8.90 billion in the first quarter of 2006. Results were driven by continued strength in service fee income, investment banking income, mortgage banking income and equity investment gains.

Net interest income on a fully taxable-equivalent basis was $8.60 billion compared with $9.04 billion the previous year. The decline is a result of higher cost deposits, divestitures of businesses and the impact of hedging activities. The net interest yield decreased 37 basis points to 2.61 percent.

Efficiency

The efficiency ratio on a fully taxable-equivalent basis was 49.38 percent for the first quarter of 2007 (48.78 percent excluding merger and restructuring charges). Noninterest expense increased 2 percent to $9.10 billion from $8.92 billion a year earlier. Expenses were up primarily due to higher incentive and personnel expense, reflecting investment in various business platforms.

The quarter’s results also included $397 million, or 6 cents per share, in expense from the impact of SFAS 123R, which accelerates the recognition of certain equity-based compensation expenses for retirement-eligible associates. A year ago the expense was $320 million, or 5 cents per share. Also included in first quarter 2007 expenses were $111 million in pre-tax merger and restructuring charges related to the MBNA acquisition compared with $98 million a year earlier.

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Credit Quality

Overall credit quality remained sound. Compared with the first quarter of 2006, net charge-offs increased reflecting portfolio seasoning and the trend toward more normalized levels post bankruptcy reform. Provision expense in the first quarter was down slightly from a year ago as higher net charge-offs were more than offset by reductions in reserves from consumer credit card securitization activities and the sale of the Argentina portfolio.

•	Provision for credit losses was $1.24 billion, down from $1.57 billion in the fourth quarter of 2006, and $1.27 billion in the first quarter of 2006.

•

Net charge-offs were $1.43 billion, or 0.81 percent of total average loans and leases. This compared to $1.42 billion, or 0.82 percent, in the fourth quarter of 2006 and $822 million, or 0.54 percent, in the first quarter of 2006. Reported net charge-offs in the first quarter of 2006 excluded $210 million, or 0.14 percent, as a result of recording impaired MBNA loans at fair value.

•

Total managed losses were $2.57 billion, or 1.26 percent of total average managed loans and leases compared with $2.45 billion, or 1.23 percent, in the fourth quarter of 2006 and $1.48 billion, or 0.84 percent, in the first quarter of 2006. Managed losses in the first quarter of 2006 excluded $210 million, or 0.11 percent, as a result of recording impaired MBNA loans at fair value.

•

Nonperforming assets were $2.06 billion, or 0.29 percent of total loans, leases and foreclosed properties, at March 31 compared with $1.86 billion, or 0.26 percent, at December 31, 2006 and $1.68 billion, or 0.27 percent at March 31, 2006.

•

The allowance for loan and lease losses was $8.73 billion, or 1.21 percent of total loans and leases, at March 31 compared with $9.02 billion, or 1.28 percent at December 31, 2006 and $9.07 billion, or 1.46 percent, at March 31, 2006.

Capital Management

Total shareholders’ equity was $134.86 billion at March 31. Period-end assets grew to $1.5 trillion. The Tier 1 Capital Ratio was 8.57 percent, down from 8.64 percent at December 31, 2006 and up from 8.45 percent a year ago.

During the quarter, Bank of America paid a cash dividend of $0.56 per share. The company also issued 28.9 million common shares related to employee stock options and ownership plans and repurchased 48.0 million common shares. Period-ending common shares issued and outstanding were 4.44 billion for the first quarter of 2007, compared with 4.46 billion for the fourth quarter of 2006 and 4.58 billion for the first quarter of 2006.

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First Quarter 2007 Business Segment Results

Global Consumer and Small Business Banking^

(Dollars in millions)	Q1 2007	Q1 2006
Total Managed Revenue [1]	$11,422	$10,842
Managed credit impact	2,411	1,901
Noninterest expense	4,728	4,612
Net Income	2,696	2,724
Efficiency ratio	41.40%	42.54%
Return on average equity	17.58	16.73
Managed loans and leases[2]	$308,105	$279,382
Deposits[2]	326,552	332,702

[1]	Fully taxable-equivalent basis

[2]	Balances averaged for period

Managed revenue rose 5 percent as higher card income, service charges and mortgage banking income helped generate a 17 percent increase in noninterest income. Net income decreased 1 percent from a year ago as credit costs increased.

Bank of America’s combination with MBNA continued to show positive results. Increases in card income and service charges were offset by higher managed credit costs. The increase in credit costs reflected portfolio seasoning and the trend toward more normalized levels post bankruptcy reform, partially offset by reserve reductions from consumer credit card securitization activities.

•

Deposits revenue increased 9 percent to $4.24 billion and net income increased 19 percent to $1.29 billion. Consumer organic deposit growth of 2 percent was driven by solid account growth in checking and CD products.

•	Card Services managed revenue of $6.13 billion was up 2 percent while net income of $1.15 billion declined 18 percent because of increased credit costs.

•

Consumer Real Estate, which includes the home equity and mortgage businesses, had $840 million in revenue up 21 percent partly from increased home equity balances. Net income increased 33 percent to $227 million.

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^	Managed basis. Managed basis assumes that loans that have been securitized were not sold and presents earnings on these loans in a manner similar to the way loans that have not been sold (i.e. held loans) are presented. For more information and detailed reconciliation, please refer to the data pages supplied with this Press Release.

Global Corporate and Investment Banking

(Dollars in millions)	Q1 2007	Q1 2006
Total Revenue [1]	$5,321	$5,268
Provision for credit losses	115	25
Noninterest expense	2,900	2,832
Net Income	1,447	1,524
Efficiency ratio	54.49%	53.75%
Return on average equity	14.36	14.72
Loans and leases[2]	$247,898	$224,907
Trading-related assets[2]	360,530	315,733
Deposits[2]	208,488	186,626

[1]	Fully taxable-equivalent basis

[2]	Balances averaged for period

Revenue increased 1 percent as investment banking income raised noninterest income 5 percent. Net income declined 5 percent on higher provision expense and increased compensation costs, which more than offset the increase in revenue.

The revenue increase was driven by Capital Markets and Advisory Services, as investments in personnel and trading infrastructure continued to produce strong results. Investment banking revenue rose 35 percent from the first quarter of 2006, as increased market activity and deal flow continued to produce higher advisory and debt and equity underwriting fees.

Provision expense rose $90 million because of higher net charge offs resulting mainly from lower commercial recoveries.

•

Business Lending revenue was flat at $1.35 billion while net income was down 14 percent due to increased provision expense and continued spread compression. Improved results from the cost of credit mitigation and gains in both Leasing and Commercial Real Estate Banking helped balance the impact compared with the first quarter 2006.

•

Capital Markets and Advisory Services revenue increased 3 percent to $2.36 billion driven by strong investment banking fees partially offset by prior year record sales and trading revenue. Net income rose 3 percent.

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•

Treasury Services revenue was unchanged at $1.62 billion, while net income decreased 4 percent reflecting the impact of a client shift from non-interest bearing to interest bearing deposits and investment spending. The deposit shift offset strong average deposit growth of $2.36 billion compared with a year earlier.

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Global Wealth and Investment Management

(Dollars in millions)	Q1 2007	Q1 2006
Total Revenue [1]	$1,888	$1,829
Provision for credit losses	23	—
Noninterest expense	1,017	967
Net Income	531	542
Efficiency ratio	53.90%	52.88%
Return on average equity	21.59	20.67
Loans and leases[2]	$65,841	$58,146
Deposits[2]	114,958	101,028

(in billions)	At 3/31/07	At 3/31/06
Assets under management	$547.4	$493.9

[1]	Fully taxable-equivalent basis

[2]	Balances averaged for period

Revenue increased 3 percent as higher customer activity and improved client asset flows resulted in an 8 percent increase in noninterest income. Net income declined 2 percent from a year ago as credit costs rose related to one client.

Asset management fees increased 12 percent from the first quarter of 2006 on higher assets under management from net asset inflows of $40 billion in addition to increased market values of more than $13 billion.

•

The Private Bank had revenue of $485 million, down 4 percent, and net income of $98 million, 24 percent lower than a year earlier reflecting the impact of a single charge-off in the first quarter of 2007 as well as a non-recurring gain in the first quarter of 2006.

•	Columbia Management revenue rose nearly 17 percent to $425 million supported by strong client inflows and increased market values. Net income increased 22 percent to $96 million.

•

Premier Banking and Investments revenue rose 9 percent to $907 million on record results in investment and brokerage services, up 20 percent from a year ago. Net income increased 12 percent to $312 million.

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All Other1

(Dollars in millions)	Q1 2007	Q1 2006
Total Revenue [2]	$(209)	$2
Reported credit impact	(1,314)	(656)
Noninterest expense	452	513
Net Income	581	196
Loans and leases[3]	$92,198	$53,533

[1]

All Other consists primarily of equity investments, the residual impact of the allowance for credit losses and the cost allocation processes, Merger and Restructuring Charges, intersegment eliminations, and the results of certain consumer finance and commercial lending businesses that are being liquidated. All Other also includes the offsetting securitization impact to present Global Consumer and Small Business Banking on a managed basis. (See data pages provided with this Press Release for a reconciliation.)

[2]	Fully taxable-equivalent basis

[3]	Balances averaged for period

For the first quarter of 2007, All Other net income rose to $581 million from $196 million a year earlier. Equity Investment gains were $896 million, up from $571 million. Included in All Other was a net gain of $46 million and a $131 million release of credit reserves related to the divestiture of certain Latin America business operations. During the first quarter of 2006 the company recognized mark-to-market losses of approximately $175 million on certain derivatives that did not qualify for SFAS 133 hedge accounting. This did not significantly impact first quarter 2007 results.

Note: Chief Executive Officer Kenneth D. Lewis and Joseph L. Price, chief financial officer, will discuss first quarter 2007 results in a conference call at 10 a.m. (Eastern Time) today. The call can be accessed via a Webcast available on the Bank of America Investor Relations Web site at http://investor.bankofamerica.com.

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Bank of America is one of the world’s largest financial institutions, serving individual consumers, small and middle market businesses and large corporations with a full range of banking, investing, asset management and other financial and risk-management products and services. The company provides unmatched convenience in the United States, serving more than 56 million consumer and small business relationships with more than 5,700 retail banking offices, more than 17,000 ATMs and award-winning online banking with nearly 22 million active users. Bank of America is the No. 1 overall Small Business Administration (SBA) lender in the United States and the No. 1 SBA lender to minority-owned small businesses. The company serves clients in 175 countries and has relationships with 98 percent of the U.S. Fortune 500 companies and 80 percent of the Fortune Global 500. Bank of America Corporation stock (NYSE: BAC) is listed on the New York Stock Exchange.

Forward-Looking Statements

This press release contains forward-looking statements, including statements about the financial conditions, results of operations and earnings outlook of Bank of America Corporation. The forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results or earnings to differ materially from such forward-looking statements include, among others, the following: 1) projected business increases following process changes and other investments are lower than expected; 2) competitive pressure among financial services companies increases significantly; 3) general economic conditions are less favorable than expected; 4) political conditions including the threat of future terrorist activity and related actions by the United States abroad may adversely affect the company’s businesses and economic conditions as a whole; 5) changes in the interest rate environment reduce interest margins and impact funding sources; 6) changes in foreign exchange rates increases exposure; 7) changes in market rates and prices may adversely impact the value of financial products; 8) legislation or regulatory environments, requirements or changes adversely affect the businesses in which the company is engaged; 9) changes in accounting standards, rules or interpretations, 10) litigation liabilities, including costs, expenses, settlements and judgments, may adversely affect the company or its businesses; 11) mergers and acquisitions and their integration into the company; and 12) decisions to downsize, sell or close units or otherwise change the business mix of any of the company. For further information regarding Bank of America Corporation, please read the Bank of America reports filed with the SEC and available at www.sec.gov.

Please consider the investment objectives, risks, charges and expenses of Columbia mutual funds carefully before investing. Contact your financial advisor for a prospectus which contains this and other important information about the fund. Read it carefully before you invest.

Columbia Management is the primary investment management division of Bank of America Corporation. Columbia Management entities furnish investment management services and advise institutional and mutual fund portfolios. Columbia Funds are distributed by Columbia Management Distributors, Inc., member NASD, SIPC. Columbia Management Distributors, Inc. is part of Columbia Management and an affiliate of Bank of America Corporation.

www.bankofamerica.com

Bank of America

Selected Financial Data

	Three Months Ended March 31
(Dollars in millions, except per share data; shares in thousands)	2007	2006
Financial Summary
Earnings	$5,255	$4,986
Earnings per common share	1.18	1.08
Diluted earnings per common share	1.16	1.07
Dividends paid per common share	0.56	0.50
Closing market price per common share	51.02	45.54
Average common shares issued and outstanding	4,432,664	4,609,481
Average diluted common shares issued and outstanding	4,497,028	4,666,405

Summary Income Statement
Net interest income	$8,268	$8,776
Total noninterest income	9,825	8,901

Total revenue	18,093	17,677
Provision for credit losses	1,235	1,270
Gains (losses) on sales of debt securities	62	14
Other noninterest expense	8,986	8,826
Merger and restructuring charges	111	98

Income before income taxes	7,823	7,497
Income tax expense	2,568	2,511

Net income	$5,255	$4,986

Summary Average Balance Sheet
Total loans and leases	$714,042	$615,968
Securities	186,498	234,606
Total earning assets	1,321,946	1,219,611
Total assets	1,521,418	1,416,373
Total deposits	686,704	659,821
Shareholders’ equity	133,588	131,153
Common shareholders’ equity	130,737	130,881

Performance Ratios
Return on average assets	1.40%	1.43%
Return on average common shareholders’ equity	16.16	15.44

Credit Quality
Net charge-offs	$1,427	$822
Annualized net charge-offs as a % of average loans and leases outstanding	0.81%	0.54%
Managed credit card net losses as a % of average managed credit card receivables	4.73	3.12

	March 31
	2007	2006
Balance Sheet Highlights
Loans and leases	$723,633	$619,525
Total securities	181,886	238,073
Total earning assets	1,302,856	1,176,694
Total assets	1,502,157	1,375,080
Total deposits	692,801	682,449
Total shareholders’ equity	134,856	129,426
Common shareholders’ equity	132,005	129,155
Book value per share	29.74	28.19

Tangible equity (1)	4.20%	4.04%

Risk-based capital ratios:
Tier 1	8.57 *	8.45
Total	11.94 *	11.32
Leverage ratio	6.24 *	6.18
Period-end common shares issued and outstanding	4,439,070	4,581,318

Allowance for credit losses:
Allowance for loan and lease losses	$8,732	$9,067
Reserve for unfunded lending commitments	374	395

Total	$9,106	$9,462

Allowance for loan and lease losses as a % of total loans and leases measured at historical cost(2)	1.21%	1.46%
Allowance for loan and lease losses as a % of total nonperforming loans and leases	443	572
Total nonperforming loans and leases	$1,970	$1,584
Total nonperforming assets	2,059	1,680
Nonperforming assets as a % of:
Total assets	0.14%	0.12%
Total loans, leases and foreclosed properties(2)	0.29	0.27
Nonperforming loans and leases as a % of total loans and leases(2)	0.27	0.26

Other Data
Full-time equivalent employees	199,429	202,503
Number of banking centers – domestic	5,737	5,786
Number of branded ATMs – domestic	17,117	16,716

*	Preliminary data

(1)	Tangible equity ratio equals shareholders' equity less goodwill and intangible assets divided by total assets less goodwill and intangible assets.

(2)	Ratios do not include loans measured at fair value in accordance with SFAS 159 at March 31, 2007.

Certain prior period amounts have been reclassified to conform to current period presentation.

BUSINESS SEGMENT RESULTS

	Global Consumer and Small Business Banking (1)	Global Corporate and Investment Banking	Global Wealth and Investment Management	All Other(1)
Three Months Ended March 31, 2007
Total revenue (FTE) (2)	$11,422	$5,321	$1,888	$(209)
Net income	2,696	1,447	531	581
Shareholder value added	1,346	372	277	173
Return on average equity	17.58	14.36	21.59	n/m
Average loans and leases	$308,105	$247,898	$65,841	$92,198

Three Months Ended March 31, 2006
Total revenue (FTE) (2)	$10,842	$5,268	$1,829	$2
Net income	2,724	1,524	542	196
Shareholder value added	1,311	425	272	(71)
Return on average equity	16.73	14.72	20.67	n/m
Average loans and leases	$279,382	$224,907	$58,146	$53,533

n/m = not meaningful

	Three Months Ended March 31
	2007	2006
SUPPLEMENTAL FINANCIAL DATA

Fully taxable-equivalent basis data (2)
Net interest income	$8,597	$9,040
Total revenue	18,422	17,941
Net interest yield	2.61%	2.98%
Efficiency ratio	49.38	49.74

Reconciliation of net income to operating earnings
Net income	$5,255	$4,986
Merger and restructuring charges	111	98
Related income tax benefit	(41)	(37)

Operating earnings	$5,325	$5,047

Reconciliation of average shareholders’ equity to average tangible shareholders' equity
Average shareholders’ equity	$133,588	$131,153
Average goodwill	(65,703)	(66,094)

Average tangible shareholders’ equity	$67,885	$65,059

Operating Basis
Diluted earnings per common share	$1.17	$1.08
Return on average assets	1.42%	1.45%
Return on average common shareholders’ equity	16.38	15.63
Return on average tangible shareholders’ equity	31.81	31.46
Efficiency ratio (FTE) (2)	48.78	49.19

Reconciliation of net income to shareholder value added
Net income	$5,255	$4,986
Amortization of intangibles	389	440
Merger and restructuring charges, net of tax benefit	70	61
Capital charge	(3,546)	(3,550)

Shareholder value added	$2,168	$1,937

(1)

Effective January 1, 2007 the Corporation changed its basis of presentation to present Global Consumer and Small Business Banking, specifically Card Services on a managed basis with a corresponding offset in All Other

(2)

Fully taxable-equivalent (FTE) basis is a performance measure used by management in operating the business that management believes provides investors with a more accurate picture of the interest margin for comparative purposes.

Certain prior period amounts have been reclassified to conform to current period presentation.

Bank of America Corporation

Reconciliation - Managed to GAAP

(Dollars in millions; except as noted)

Effective January 1, 2007, the Corporation started to report its Global Consumer and Small Business Banking results, specifically Card Services, on a managed basis. The change to a managed basis is consistent with the way that management as well as analysts and rating agencies evaluate the results of Global Consumer and Small Business Banking. Managed basis assumes that loans that have been securitized were not sold and presents earnings on these loans in a manner similar to the way loans that have not been sold (i.e., held loans) are presented. Loan securitization is an alternative funding process that is used by the Corporation to diversify funding sources. Loan securitization removes loans from the Consolidated Balance Sheet through the sale of loans to an off-balance sheet qualified special purpose entity which is excluded from the Corporation’s consolidated financial statements in accordance with generally accepted accounting principles.

The performance of the managed portfolio is important to understanding Global Consumer and Small Business Banking’s and Card Services’ results as it demonstrates the results of the entire portfolio serviced by the business. Securitized loans continue to be serviced by the business and are subject to the same underwriting standards and ongoing monitoring as held loans. In addition, excess servicing income is exposed to similar credit risk and repricing of interest rates as held loans. Global Consumer and Small Business Banking’s managed income statement line items differ from its held basis reported in the prior periods as follows:

•

Managed net interest income includes Global Consumer and Small Business Banking’s net interest income on held loans and interest income on the securitized loans less the internal funds transfer pricing allocation related to securitized loans.

•

Managed noninterest income includes Global Consumer and Small Business Banking’s noninterest income on held loans less the reclassification of certain components of card income (e.g., excess servicing income) to record managed net interest income and managed credit impact. Noninterest income, both on a held and managed basis, also includes the impact of adjustments to the interest-only strip that are recorded in card income as senior management continues to manage this impact within Global Consumer and Small Business Banking.

•	The managed credit impact represents the provision for credit losses on held loans combined with realized credit losses associated with the securitized loan portfolio.

Global Consumer and Small Business Banking

	First Quarter 2007			First Quarter 2006
	Managed Basis	Securitizations Impact (1)	Held Basis	Managed Basis	Securitizations Impact (1)	Held Basis
Net interest income (2)	$7,028	$(1,890)	$5,138	$7,092	$(1,946)	$5,146
Noninterest income
Card income	2,451	839	3,290	2,107	1,402	3,509
Service charges	1,377	—	1,377	1,190	—	1,190
Mortgage banking income	302	—	302	205	—	205
All other income	264	(77)	187	248	(110)	138

Total noninterest income	4,394	762	5,156	3,750	1,292	5,042

Total revenue (2)	11,422	(1,128)	10,294	10,842	(654)	10,188

Provision for credit losses	2,411	(1,128)	1,283	1,901	(654)	1,247
Gains (losses) on sales of debt securities	(1)	—	(1)	(1)	—	(1)
Noninterest expense	4,728	—	4,728	4,612	—	4,612

Income before income taxes (2)	4,282	—	4,282	4,328	—	4,328
Income tax expense	1,586	—	1,586	1,604	—	1,604

Net income	$2,696	$—	$2,696	$2,724	$—	$2,724

Average loans and leases	$308,105	$(101,776)	$206,329	$279,382	$(92,776)	$186,606

All Other

	First Quarter 2007			First Quarter 2006
	Reported	Securitizations Impact (1)	As Adjusted	Reported	Securitizations Impact (1)	As Adjusted
Net interest income (2)	$(1,769)	$1,890	$121	$(1,480)	$1,946	$466
Noninterest income
Card income	722	(839)	(117)	1,168	(1,402)	(234)
Equity investment gains	896	—	896	571	—	571
All other income	(58)	77	19	(257)	110	(147)

Total noninterest income	1,560	(762)	798	1,482	(1,292)	190

Total revenue (2)	(209)	1,128	919	2	654	656

Provision for credit losses	(1,314)	1,128	(186)	(656)	654	(2)
Gains on sales of debt securities	61	—	61	1	—	1
Merger and restructuring charges	111	—	111	98	—	98
All other noninterest expense	341	—	341	415	—	415

Income before income taxes (2)	714	—	714	146	—	146
Income tax expense (benefit)	133	—	133	(50)	—	(50)

Net income	$581	$—	$581	$196	$—	$196

Average loans and leases	$92,198	$101,776	$193,974	$53,533	$92,776	$146,309

(1)	The securitization impact on Net Interest Income is on a funds transfer pricing methodology consistent with the way we allocate funding costs to our businesses

(2)	Fully taxable-equivalent basis

Certain prior period amounts have been reclassified among the segments to conform to the current period presentation.

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